Exhibit 99.1

Investor Relations	Press Contact
Debbie Laudermilk	Aaron De Lucia
Investor Relations Specialist	Senior PR Manager
SigmaTel, Inc.	SigmaTel, Inc.
(512)381-3931	(512)381-3994
Investor.relations@sigmatel.com	Press@sigmatel.com

SIGMATEL UPDATES GUIDANCE FOR THIRD QUARTER 2005

Expects Revenue to be up 55% year over year

AUSTIN, Texas (October 10, 2005) – SigmaTel, Inc. (NASDAQ: SGTL), a leader in mixed-signal multimedia semiconductors, today announced that it expects revenue for the quarter ending September 30, 2005 to be $74.4 million, a 55% increase from $48.1 million in the third quarter of 2004. Gross margins will be lower than previously expected at approximately 51% for the quarter. Due to the shortfall in SigmaTel’s expected revenues and gross margins as well as an increase in tax rates, diluted earnings per share for the third quarter will be reduced by approximately $0.10 from the low end of the range of the company’s previously provided guidance.

A contributing factor to the missed guidance was equipment issues at SigmaTel’s test and assembly facilities. These unfortunate events were compounded by the heavily back-end loaded demand for SigmaTel’s product during the latter half of September. Additionally, the mix of products sold during the quarter was impacted by this loss of production with a significant amount of higher-end products unable to ship, shifting the sales mix and driving down gross margins. There were a total of 1.3 million lost units that forced the rescheduling of the related orders to October 2005.

“The expected results for the quarter are disappointing. We have taken actions to lower our costs with a cost reduced version of our STMP3500 product line, have addressed our wafer supply and testing/packaging constraints and expect a shift in mix for the fourth quarter to our higher margin MP3 products,” stated Ron Edgerton, SigmaTel’s president and CEO. “SigmaTel continues to execute on its long-term business strategy through market leading products and diversification of its business and product families. The company secured key design wins in the third quarter with the introductions of the Dell DJ Ditty, Disney Mix Stick Player and the new family of Sony VAIO personal computers with SoundReality™ Technology.”

SigmaTel, Inc. has scheduled a conference call for 3:30 pm (CDT) today to provide commentary and answer questions regarding the revised outlook. Investors may listen through the investor relations website at www.sigmatel.com.

-more-

SigmaTel Updates Guidance for Third Quarter 2005

About SigmaTel:

SigmaTel, Inc. a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of digital multimedia products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, digital video cameras, multi-function peripheral products, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. For a discussion of factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the Form 10-K that was filed on February 8, 2005 and the Form 10-Q that was filed on August 9, 2005.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

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